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                                                                    Exhibit 99.3
                                                                  EXECUTION COPY

                                LOAN AGREEMENT

                         Dated as of December 20, 2000

          Capital Partners II, Ltd. Liquidating Trust, a liquidating trust organized under the laws of the State of Texas (the "Borrower"), and Sulzer Medica USA Holding Co., a Delaware corporation (the "Lender"), agree as follows:


                                   ARTICLE I

                       AMOUNTS AND TERMS OF THE ADVANCES

          Section 1.1 The Advances. The Lender agrees, on the terms and
                      ------------
conditions hereinafter set forth, to make advances (the "Advances") to the Borrower in an aggregate principal amount equal to $950,000, from time to time on any Business Day during the period from the date hereof to and including November 17, 2002. "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks are required by law or authorized to close in Houston, Texas. Any Advance which is prepaid as provided herein cannot be reborrowed.

          Section 1.2 Making the Advances. Each Advance shall be made on notice,
                      -------------------
given not later than 10:00 A.M. Houston on the second Business Day prior to the date of the proposed Advance by the Borrower to the Lender. Each such notice of an Advance (a "Notice of Advance") shall be by telephone, confirmed immediately in writing, or telecopier specifying therein the requested date and amount of such Advance. Upon fulfillment of the applicable conditions set forth in Section 2, the Lender will pay such amount by wire transfer of immediately available funds (to an account designated by the Borrower). Each Notice of Advance shall be irrevocable and binding on the Borrower.

          Section 1.3 Repayment. The Borrower shall repay to the Lender on
                      ---------
November 17, 2002, the aggregate principal amount of the Advances (including all accrued interest which has been added to the principal amount of an Advance as provided in Section 1.4(a)) then outstanding, together with all accrued interest thereon.

          Section 1.4 Interest. (a) Interest. Interest shall accrue on the
                      --------      --------
unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full at a fixed rate per annum, equal to the lesser of (i) the rate of one-year LIBOR (as reported in The Wall Street Journal on the date of the funding of such Advance) and (ii) the maximum rate permissible by law on the date of such Advance, calculated on the basis of a 365/366-day year for the actual number of days elapsed, provided that on the first annual anniversary of each Advance (in respect of all Advances made prior to the first anniversary of the initial Advance) all accrued interest shall be added to the principal amount of each Advance and interest will thereafter accrue thereon until such principal amount is paid in full at the lesser of such rates referred to above in effect on such first annual anniversary.

          (b)  Default Interest. Upon the occurrence and during the continuance
               ----------------
of any Event of Default (as defined in Section 6.1), interest shall accrue on the unpaid principal amount of the Advances at a rate per annum equal to the lesser of (a) 2% over the prime rate in effect from time to time published in The Wall Street Journal and (b) the maximum rate permissible by law from time to time,

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calculated on the basis of a 365/366-day year for the actual number of days elapsed, and shall be payable from time to time at the option of the Lender on demand.

          Section 1.5 Prepayments; Termination of Commitment. (a) Optional
                      --------------------------------------      --------
Prepayments. The Borrower may, upon at least two Business Days' notice to the
-----------
Lender stating the proposed date of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances in whole or in part together with all accrued interest on the Advances prepaid to the date of such prepayment.

          (b)  Mandatory Prepayments. Not later than the end of the Business Day
               ---------------------
on which the Borrower sells any shares of common stock of Tutogen Medical, Inc. ("Tutogen"), it will cause the net proceeds of such sale to be delivered to the Lender to prepay the outstanding principal amount of the Advances, together with accrued interest thereon.

          Section 1.6 Payments and Computations. The Borrower shall make each
                      -------------------------
payment hereunder not later than 10:00 A.M. Houston on the day when due in U.S. dollars to the Lender at an account as specified by the Lender in advance in writing in same day funds. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest. The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower resulting from each Advance, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder, and the entries made in such accounts shall be conclusive and binding for all purposes, absent manifest error.

          Section 1.7 Use of Proceeds. The Borrower will use the proceeds of the
                      ---------------
Advances only to purchase up to 700,000 shares of Tutogen common stock upon its exercise of certain warrants in respect thereof, and coincidentally with each such purchase the Borrower shall pledge such shares to the Lender as provided herein.

                                  ARTICLE II

                             CONDITIONS TO LENDING

          Section 2.1 Conditions to Initial Advance. The obligation of the
                      -----------------------------
Lender to make the initial Advance is subject to the satisfaction of the following conditions:

          (a)  Approvals. An executed copy of the Trust Agreement (as
               ---------
hereinafter defined) and all other documents that the Lender may reasonably request with respect to the Borrower and with respect to the transactions contemplated hereby.

          (b)  Pledge Agreement. A pledge agreement (the "Pledge Agreement")
               ----------------
duly executed by the Borrower in substantially the form of Exhibit A attached hereto, together with the executed uniform commercial code financing statements, in form satisfactory to the Lender and to be filed in each jurisdiction necessary to perfect the security interests under the Pledge Agreement.

          Section 2.2 Conditions Precedent to Each Advance. The obligation of
                      ------------------------------------
the Lender to make each Advance, including the initial Advance, is subject to the fulfillment to the Lender's satisfaction, on or prior to the date of such Advance, of the following conditions:

          (a)  Representations and Warranties. The representations and
               ------------------------------
warranties of the Borrower contained in this Agreement shall be true, complete and correct in all material respects on and

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as of the date of such Advance with the same effect as if such representations and warranties had been made on and as of such date before and after giving effect to such Advance.

          (b)  No Default. After giving effect to such Advance, no Event of
               ----------
Default or event which with the giving of notice or passage of time would be an Event of Default, shall have occurred and be continuing.

          (c)  Notice to Exercise and Irrevocable Instructions. The Borrower
               -----------------------------------------------
shall deliver to the Lender (i) a notice of the number of warrants for Tutogen common stock it intends to exercise with the proceeds of such Advance, the number of shares of common stock of Tutogen it will purchase with the proceeds of such Advance and the aggregate purchase price thereof, which notice shall also include wire instructions to the Lender to transfer the proceeds of such Advance, which instructions shall be agreed to by Tutogen, to Tutogen, (ii) a copy of irrevocable instructions to Tutogen to deliver as soon as practicable, but in any event not later than two Business Days after such Advance to the Lender the shares of Tutogen purchased with the proceeds of such Advance and
(iii) undated executed stock powers with respect to such shares.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lender that:

          Section 3.1 Existence; Qualification; Power; Licenses and Permits. The
                      -----------------------------------------------------
Borrower (i) is a trust duly created under the laws of the State of Texas, (ii) is validly existing and in good standing under the laws of the State of Texas,
(iii) has all power and authority required to own its properties and assets and to carry on its business as now conducted and (iv) has all licenses, authorizations, consents, approvals, franchises, leases, permits, certificates, qualifications, easements, rights of way and other rights required to carry on its business as now conducted the failure to have which would reasonably be expected to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on (i) the business, operations, results of operations, assets, liabilities, condition (financial or otherwise) of the Borrower, (ii) the Borrower's ability to perform its obligations hereunder, or (iii) the rights and remedies of the Lender hereunder. The Borrower is not in violation of the terms of any such license, authorization, consent, approval, franchise, lease, permit, certificate, qualification, easement, right of way or other right in any such case which would have a Material Adverse Effect.

          Section 3.2 Authorization; Contravention. The execution, delivery and
                      ----------------------------
performance by the Borrower of this Agreement and the Pledge Agreement and the consummation by the Borrower of the transactions contemplated hereby and thereby
(i) are within the Borrower's powers, (ii) have been duly authorized by all necessary action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of any applicable law, statute, ordinance, regulation, rule, order or other governmental restriction or of its constituent documents, (v) do not contravene, or constitute a default under, any agreement, judgment, injunction, order, decree, indenture, contract, lease, instrument or other commitment to which the Borrower is a party or by which the Borrower or any of its assets are bound and which could reasonably be expected to have a Material Adverse Effect, and (vi) will not result in the creation or imposition of any lien upon any asset of the Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Borrower is a party or by which it or any of its assets may be bound or affected.

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          Section 3.3 Binding Effect. This Agreement is the legal, valid and
                      --------------
binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

          Section 3.4 Information. The Trust Estate constitutes all of the
                      -----------
assets of the Borrower; and, except as otherwise set forth in this Agreement, the Borrower has no liabilities, including any liability for Taxes, whether or not these liabilities are contingent, would be reflected on the balance sheet of the Borrower under U.S. generally accepted accounting principles ("GAAP"), or
                                                                   ----
otherwise. "Trust Estate" shall mean 7,204,908 shares of Tutogen Medical, Inc. common stock, warrants to purchase an additional 700,000 shares of Tutogen Medical, Inc. common stock and all of the cash and other securities held by Renaissance Capital Partners II, Ltd, prior to the date of transfer into the Borrower, which collectively constitute the entire Trust Estate under the First Amended and Restated Trust Agreement dated November 17, 2000 (the "Trust Agreement"). "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

          Section 3.5 Litigation and Judgments. There is no (i) injunction,
                      ------------------------
stay, decree, judgment, writ or order issued and outstanding by any court or arbitrator or any governmental body, agency or official against the Borrower or
(ii) action, suit, proceeding, litigation, contested claim, investigation or arbitration pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower which, in either case, would reasonably be expected to have a Material Adverse Effect, or which in any manner impairs the validity of this Agreement.

          Section 3.6 Pension Plan. The Borrower has no pension plans or welfare
                      ------------
benefit plans or any liabilities of any nature in connection with any such plans.

          Section 3.7 Margin Security. None of the proceeds of the Advances will
                      ---------------
be used for the purpose of purchasing or carrying any margin securities for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U or X of the Board of Governors of the Federal Reserve System.

                                  ARTICLE IV

                             AFFIRMATIVE COVENANTS

          The Borrower covenants and agrees that, so long as any Advance shall remain unpaid or the Lender shall have any commitment hereunder, the Borrower shall perform all covenants in this Article IV.

          Section 4.1 Information. The Borrower will deliver to the Lender from
                      -----------
time to time such information regarding the financial position or business of the Borrower or its assets as the Lender may reasonably request.

          Section 4.2 Payment of Obligations. The Borrower will pay and
                      ----------------------
discharge, at or before maturity, all of its material obligations and liabilities, including, without limitation, tax liabilities, except

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where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

          Section 4.3 Maintenance of Property. The Borrower will keep all
                      -----------------------
material property useful and necessary in its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted) and not commit or suffer any waste with respect to any of its material properties.

          Section 4.4 Compliance with Laws. The Borrower will comply with all
                      --------------------
acts, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official, applicable to it or to the operation of its business except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

          Section 4.5 Inspection of Property, Books and Records. The Borrower
                      -----------------------------------------
agrees that the Lender or its agents may enter upon the premises of the Borrower at any time and from time to time, during normal business hours and upon reasonable prior notice for the purpose of (i) inspecting and/or copying (at the Borrower's expense) any and all records pertaining to the Borrower's business and (ii) discussing the affairs, finances and business of the Borrower with any officers, employees and directors of the Borrower or with the Auditors.

          Section 4.6 Existence. The Borrower (i) shall maintain its existence
                      ---------
as a Texas trust and shall take all actions consistent with the Trust Agreement and necessary to further the purposes thereof, shall maintain in full force and effect all material licenses, bonds, franchise, leases, qualifications to do business, contracts and other rights necessary for the conduct of its businesses and (ii) shall comply in all material respects with all applicable laws and regulations of any federal, state or local governmental authority.

          Section 4.7 Collateral. The Borrower shall take all necessary actions
                      ----------
to cause Tutogen to deliver to the Lender as soon as practicable after such Advance, but in any event not later than two Business Days thereafter, the certificate representing the shares of Tutogen purchased with the proceeds of such Advance.

          Section 4.8 Reporting Requirements. The Borrower will promptly file
                      ----------------------
all annual and periodic reports required by the Securities and Exchange Commission.

                                   ARTICLE V

                              NEGATIVE COVENANTS

          The Borrower covenants and agrees that, so long as any Advance shall remain unpaid or the Lender shall have any commitment hereunder, the Borrower shall perform all covenants in this Article V.

          Section 5.1 Debt and Guarantees. The Borrower shall not create, incur,
                      -------------------
assume or permit to be outstanding any indebtedness for borrowed money or other liabilities, or guarantees thereof, other than pursuant to this Agreement and liabilities for the purchase of goods or services arising in the ordinary course of business.

          Section 5.2 Restricted Payments. The Borrower will not, directly or
                      -------------------
indirectly, declare or pay any dividend or make any distribution on, or redeem, purchase, or otherwise acquire or retire for value any of its trusts units or otherwise make distributions to its beneficiaries.

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          Section 5.3 Liens. The Borrower will not create, assume or suffer to
                      -----
exist any consensual lien on any asset now owned or hereafter acquired by it.

          Section 5.4 Consolidations, Mergers and Sales of Assets. The Borrower
                      -------------------------------------------
will not sell, convey, lease or otherwise transfer, directly or indirectly, in whole or in part, any material assets, and will not consolidate or merge with or into any other entity, or acquire any entity or any of its assets.

          Section 5.5 Business Activities. The Borrower will not engage in any
                      -------------------
business or activities other than as set forth in the Trust Agreement or take any actions in contravention of the Trust Agreement and will not amend, modify or supplement in any manner the Trust Agreement.

                                  ARTICLE VI

                               EVENTS OF DEFAULT

          Section 6.1 Events of Default. The occurrence of any of the following
                      -----------------
events shall constitute an "Event of Default" hereunder: (a) failure of the Borrower to pay any principal, interest or expenses when due, whether at stated maturity, by acceleration or otherwise; (b) failure of the Borrower to perform, comply with or observe any term, covenant or agreement applicable to it contained in Article IV; (c) failure of the Borrower to perform, comply with or observe any term, covenant or agreement applicable to it in Article V and the failure shall continue unremedied until ten (10) Business Days after the delivery by the Lender of notice to the Borrower of such failure; (d) breach by the Borrower of any representation or warranty, or failure to comply with any covenant, contained in this Agreement (other than under a provision covered by subsection (a) or (b) above), or any other agreement, document, instrument or certificate executed by the Borrower in favor of the Lender, which breach or failure shall continue unremedied more than ten (10) Business Days after the Lender's delivery of notice to the Borrower of such breach (such grace period to apply only to the extent such breach or failure is curable within such ten (10) Business Day period); (e) breach by the Borrower of the Agreement dated as of November 17, 2000 between the Borrower and the Lender; (f) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of creditors; or (g) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for 60 days after the entry thereof; or (h) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal for 60 days; and any court or other governmental authority shall issue a final judgment, order, decree or ruling for the payment of money (a "Judgment") and such Judgment is in an amount (determined after an allowance for the application of any insurance proceeds to such Judgment) in excess of $25,000 and enforcement proceedings shall have been commenced upon any such Judgment or any such Judgment shall remain unpaid after a period of ten (10) consecutive days during which a stay of such enforcement of any such Judgment, including, without limitation, by reason of a pending appeal or otherwise, shall not be in effect.

          Section 6.2 Acceleration. Upon the occurrence of an Event of Default
                      ------------
which has not been waived by the Lender, the Lender, by delivery of written notice to the Borrower from the Lender, may take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower: declare all or any part of the Advances hereunder to be immediately due and payable, together with all accrued interest thereon (except with respect to any Event of Default set forth in Sections 6.1(e)(f)(g) and (h) hereof, in which case all such Advances, together with all accrued interest thereon, shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of the Lender, all of which are hereby waived by the Borrower.

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                                  ARTICLE VII

                                 MISCELLANEOUS

          Section 7.1 Transaction Expenses. The Lender will pay all costs and
                      --------------------
expenses (including reasonable attorney's fees) incurred in connection with the execution of the Pledge Agreement or this Agreement or any amendments, waivers or consents under or in respect of this Agreement or incurred in enforcing, exercising any remedies or defending (or determining whether or how to enforce or defend) any rights under this Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement.

          Section 7.2 No Waiver; Remedies. This Agreement may be amended, and
                      -------------------
the observance of any term hereof may be waived (either retroactively or prospectively), with and only with the written consent of the Borrower and the Lender. No amendment or waiver consented to as provided in this Section 7 will extend to or affect any obligation, covenant, agreement, Event of Default not expressly amended or waived or impair any right, power or remedy consequent thereon. No course of dealing nor any delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver of any right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided under this Agreement are cumulative and not exclusive of any rights, power or remedies provided by applicable law.

          Section 7.3 Notices. All notices and communications provided for
                      -------
hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

               if to the Lender at:

               Sulzer Medica Usa Holding Co.
               3 East Greenway Plaza, Suite 1600
               Houston, Texas 77046-0391
               Telephone No.: (713) 561-6300
               Telecopier No.: (713) 561-6380
               Attention: General Counsel
               e-mail: david.wise@smedica.com

               With copies to:

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               Shearman & Sterling
               555 California Street
               San Francisco, California 94104
               Telephone No.: (415) 616-1100
               Telecopier No.: (415) 616-1199
               Attention: Peter D. Lyons
               e-mail: plyons@shearman.com

          if to the Borrower, to the Borrower at (or such other address as the Borrow shall have specified to the Lender in writing):

               Thomas W. Pauken, as Liquidating Trustee
               Capital Partners II, Ltd. Liquidating Trust
               5646 Milton Street, Suite 900
               Dallas, Texas 75206
               Telephone No.: (214) 378-9340
               Telecopier No.: (214) 378-9261
               e-mail: twpauken@dhc.net

          with a copy to:

               John Daniels
               6440 North Central Expressway, Suite 503
               Dallas, Texas 75206
               Telephone No..: (214) 368-9405
               Telecopier No.: (214) 368-9094
               e-mail: daniels1@airmail.net

          All notices and other communications provided for under this Section 7 will be deemed given and effective only when actually received.

          Section 7.4 Successors and Assigns. All covenants and other agreements
                      ----------------------
contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns.

          Section 7.5 Severability. Any provision of this Agreement that is
                      ------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 7.6 Counterparts. This Agreement may be executed in any number
                      ------------
of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

          Section 7.7 Governing Law. This Agreement shall be governed by, and
                      -------------
construed in accordance with, the laws of the State of Texas.

          All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court sitting in the State of Texas. Each of the parties to this

                                       8
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Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court in the State of Texas in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action in relation to this Agreement or any of the other transactions contemplated by this Agreement in any court other than any state or federal court sitting in the State of Texas.

          Section 7.8 Waiver of Jury Trial. Each of the parties hereto hereby
                      --------------------
waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.8.

                                  **********

          IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   CAPITAL PARTNERS II, LTD.

                                   By: /s/ Thomas W. Pauken
                                       ------------------------------

                                       Name:  Thomas W. Pauken
                                       Title: Liquidating Trustee

                                   SULZER MEDICA USA HOLDING CO.

                                   By: /s/ David S. Wise
                                       ------------------------------
                                       Name:  David S. Wise
                                       Title: Secretary

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